Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 24, 2019	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2019

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2019.

No major events were promoted during the third quarter of 2019 or 2018; therefore, our revenues were minimal.

Operating and marketing expenses were $1,347,000 in the third quarter of 2019 compared to $1,599,000 in the third quarter of 2018. The decrease was primarily the result of lower employee costs and the timing of advertising spending.

General and administrative expenses of $1,888,000 in the third quarter of 2019 were comparable to $1,798,000 in the third quarter of 2018.

Depreciation expense increased to $1,669,000 from $793,000 in the third quarter of 2018. The increase is due to our decision during the third quarter to remove additional grandstand seats after our 2019 race season. We changed the estimated useful lives of the impacted assets resulting in $879,000 of accelerated depreciation expense in the third quarter of 2019. We expect to incur an additional $293,000 of accelerated depreciation expense in the fourth quarter of 2019.

As previously reported, we closed on the sale of two parcels of land in Nashville during the third quarter of 2019 for net proceeds of approximately $6,397,000 after closing costs, resulting in a gain of $4,186,000. The purchaser has an option to acquire approximately 97 additional acres for a total purchase price of approximately $6,480,000 (including a $500,000 non-refundable deposit previously made). Assuming the exercise of that option, the Company would continue to hold approximately 1,000 acres of commercial real estate, including the superspeedway.

Net interest income was $20,000 in the third quarter of 2019 compared to interest expense of $2,000 in the third quarter of 2018 due to lower borrowings and interest earned on higher cash balances during the third quarter of this year.

Provision for contingent obligation increased $121,000 during the third quarter of 2019 primarily from changes in the discount rate and reimbursement of fees.

Loss before income taxes for the third quarter of 2019 was ($588,000) compared to ($4,014,000) in the third quarter of 2018. The 2019 results include the $4,186,000 gain on sale and $879,000 of accelerated depreciation, and our 2018 results included a $99,000 loss from the sale of land near St. Louis. On an adjusted basis, excluding these items, loss before income tax benefit for the third quarter was ($3,895,000) in 2019 compared to ($3,915,000) in 2018.

Net loss for the third quarter of 2019 was ($414,000) or ($.01) per diluted share compared to ($2,699,000) or ($.07) per diluted share in the third quarter of 2018. Net loss, adjusted for the aforementioned items, was ($3,087,000) in 2019 compared to ($2,623,000) in 2018.

As of September 30, 2019, the Company had no outstanding indebtedness and approximately $4.8 million in available cash.

During the third quarter this year, the Company repurchased 158,196 shares of its common stock on the open market at an average price of $2.04 per share, not including nominal brokerage commissions. Total repurchases during the first nine months of this year were 208,416 shares.

The Company announced yesterday that its Board of Directors declared an increased annual cash dividend on both classes of common stock of $.10 per share. The dividend will be payable on December 10, 2019 to shareholders of record at the close of business on November 11, 2019. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Admissions	$—	$—	$2,502	$2,853
Event-related	202	227	3,784	5,283
Broadcasting	—	—	18,878	18,128
Other	—	—	5	1

	202	227	25,169	26,265

Expenses:
Operating and marketing	1,347	1,599	16,986	16,984
General and administrative	1,888	1,798	5,630	5,552
Depreciation	1,669	793	3,256	2,496

	4,904	4,190	25,872	25,032

Gain (loss) on sale of land	4,186	(99)	4,325	2,413

Operating (loss) earnings	(516)	(4,062)	3,622	3,646
Interest income (expense)	20	(2)	4	(75)
(Provision) benefit for contingent obligation	(121)	4	(367)	(132)
Other income	29	46	218	77

(Loss) earnings before income taxes	(588)	(4,014)	3,477	3,516
Income tax benefit (expense)	174	1,315	(880)	(699)

Net (loss) earnings	$(414)	$(2,699)	$2,597	$2,817

Net (loss) earnings per common share:
Basic	$(0.01)	$(0.07)	$0.07	$0.08

Diluted	$(0.01)	$(0.07)	$0.07	$0.08

Weighted average shares outstanding:
Basic	35,952	36,102	35,998	36,165
Diluted	35,952	36,102	35,998	36,165

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES

TO ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP (loss) earnings before income taxes	$(588)	$(4,014)	$3,477	$3,516
(Gain) loss on sale of land (1)	(4,186)	99	(4,325)	(2,413)
Accelerated depreciation (2)	879	—	879	—

Adjusted (loss) earnings before income taxes	$(3,895)	$(3,915)	$31	$1,103

GAAP net (loss) earnings	$(414)	$(2,699)	$2,597	$2,817
(Gain) loss on sale of land, net of income taxes (1)	(3,307)	76	(3,417)	(1,908)
Accelerated depreciation, net of income taxes (2)	634	—	634	—

Adjusted net (loss) earnings	$(3,087)	$(2,623)	$(186)	$909

GAAP net (loss) earnings per common share—basic and diluted	$(0.01)	$(0.07)	$0.07	$0.08
Gain on sale of land, net of income taxes (1)	(0.09)	—	(0.09)	(0.05)
Accelerated depreciation, net of income taxes (2)	0.02	—	0.02	—

Adjusted net (loss) earnings per common share—basic and diluted (3)	$(0.09)	$(0.07)	$(0.01)	$0.02

(1)

During the third quarter of 2019, we closed on the sale of parcels of land at our Nashville Superspeedway facility resulting in a gain of $4,186,000. During the third quarter of 2018, we entered negotiations to sell a parcel of land we owned near St. Louis, Missouri. We adjusted the book value of the land to reflect the expected sale price resulting in a $99,000 loss.

During the first quarter of 2019 and 2018, we closed on sales of parcels of land at our Nashville Superspeedway facility resulting in gains of $139,000 and $2,512,000, respectively.

(2)

During the third quarter of 2019, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2019 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the third quarter of 2019.

(3)

The components of GAAP net (loss) earnings per common share for the three months ended September 30, 2019 and nine months ended September 30, 2019 and 2018 do not add to the adjusted net (loss) earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings before income taxes, adjusted net (loss) earnings and adjusted net (loss) earnings per common share—basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gains and losses on sale of land and accelerated depreciation. Income taxes are based on our approximate statutory tax rates. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings before income taxes, net (loss) earnings or net (loss) earnings per common share—basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	September 30,	December 31,
	2019	2018	2018
ASSETS
Current assets:
Cash	$4,784	$187	$3,951
Accounts receivable	1,866	733	676
Inventories	20	19	21
Prepaid expenses and other	6,184	5,827	1,055
Income taxes receivable	95	1,456	—
Assets held for sale	—	531	531

Total current assets	12,949	8,753	6,234
Property and equipment, net	50,743	48,764	48,137
Nashville Superspeedway facility	21,292	23,567	23,567
Right of use asset	206	—	—
Other assets	1,170	1,108	1,015

Total assets	$86,360	$82,192	$78,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,631	$738	$187
Accrued liabilities	3,184	2,904	3,083
Payable to Dover Downs Gaming & Entertainment, Inc.	—	6	9
Income taxes payable	—	—	118
Contract liabilities	4,526	4,528	1,140

Total current liabilities	9,341	8,176	4,537
Revolving line of credit	—	600	—
Liability for pension benefits	614	896	773
Lease liability	131	—	—
Non-refundable deposit	500	—	—
Provision for contingent obligation	2,751	2,092	2,384
Deferred income taxes	7,743	8,618	8,371

Total liabilities	21,080	20,382	16,065

Stockholders’ equity:
Common stock	1,793	1,814	1,805
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,143	101,545	101,416
Accumulated deficit	(36,229)	(39,968)	(38,826)
Accumulated other comprehensive loss	(3,278)	(3,432)	(3,358)

Total stockholders’ equity	65,280	61,810	62,888

Total liabilities and stockholders’ equity	$86,360	$82,192	$78,953

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2019	2018
Operating activities:
Net earnings	$2,597	$2,817
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	3,256	2,496
Amortization of credit facility fees	47	47
Stock-based compensation	243	237
Deferred income taxes	(659)	(690)
Provision for contingent obligation	367	132
Gains on equity investments	(125)	(15)
Gain on sale of land	(4,325)	(2,413)
Changes in assets and liabilities:
Accounts receivable	(1,190)	(257)
Inventories	1	(4)
Prepaid expenses and other	(5,159)	(4,731)
Income taxes receivable/payable	(213)	(290)
Accounts payable	129	549
Accrued liabilities	38	(145)
Payable to Dover Downs Gaming & Entertainment, Inc.	(9)	(1)
Contract liabilities	3,386	3,279
Liability for pension benefits	(48)	(1,811)

Net cash used in operating activities	(1,664)	(800)

Investing activities:
Capital expenditures	(4,651)	(762)
Proceeds from sale of land and equipment, net	7,224	4,945
Non-refundable deposit received	500	—
Purchases of equity investments	(14)	(100)
Proceeds from sale of equity investments	1	90

Net cash provided by investing activities	3,060	4,173

Financing activities:
Borrowings from revolving line of credit	4,120	10,200
Repayments on revolving line of credit	(4,120)	(12,840)
Repurchase of common stock	(528)	(547)
Credit facility fees	(35)	—

Net cash used in financing activities	(563)	(3,187)

Net increase in cash	833	186
Cash, beginning of period	3,951	1

Cash, end of period	$4,784	$187